EXHIBIT 99.1

Press Release dated October 7, 2003

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
David L. Kalkbrenner, CEO	Philip Bourdillon/Gene Heller
(650) 614-5767	(310) 208-2550
Steven C. Smith, Executive Vice President and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP PROMOTES COO TO PRESIDENT

AND ANNOUNCES RETIREMENT OF CFO

—Third-Quarter EPS Expected to be in Range of $0.38 to $0.39—

PALO ALTO, Calif.—October 7, 2003—Greater Bay Bancorp (Nasdaq:GBBK), an $8.1 billion in assets financial services holding company, announced that Byron A. Scordelis has been appointed President of the Company, a position formerly held by David L. Kalkbrenner, who will continue to serve as Chief Executive Officer and focus on strategic expansion and growth initiatives. Mr. Scordelis will continue to serve as the Company’s Chief Operating Officer.

The Company also announced that Steven C. Smith, the Company’s Chief Financial Officer, intends to retire by the end of this year.

Mr. Scordelis joined Greater Bay Bancorp as Senior Executive Vice President and Chief Operating Officer in May 2001. As President, he will have management responsibility for the Company’s Community Banking Group, Specialty Finance, Human Resources and Business and Technology Services. Prior to joining the Company, Mr. Scordelis served as Regional President of the San Francisco Bay Area Region and as a Corporate Executive Vice President of Wells Fargo Bank. His responsibilities included the management and performance of 235 financial services locations in San Francisco, Marin, San Mateo, Santa Clara, Alameda and Contra Costa counties. Before joining Wells Fargo Bank, Mr. Scordelis served for nine years as the President and Chief Executive Officer of EurekaBank, a $2.3 billion in assets financial institution with 36 offices. He previously served as Senior Vice President and the head of Bank of America’s Bay Area Region.

Mr. Kalkbrenner stated, “Over the past two years, Byron has demonstrated outstanding leadership skills and has implemented many operational improvements. His appointment as President confirms the confidence that the Board of Directors and I have in his ability to augment his leadership role and position the Company for continued growth and success.”

Mr. Smith, a CPA with almost 30 years of service to the financial services industry, joined Cupertino National Bancorp in 1993 and was an integral part of the formation of Greater Bay Bancorp when Cupertino merged with Mid-Peninsula Bancorp in 1996. Mr. Kalkbrenner stated, “We are sorry to see Steve retire, as his dedication and financial expertise have been instrumental in our growth from just over $600 million in assets in 1996 to $8 billion in assets today. Steve has considered retirement for some time and, as a result of his excellent leadership, I believe we are well positioned from a financial, risk management and personnel perspective to meet future challenges. To ensure a smooth transition, Steve has agreed to continue his employment until a successor is chosen, which is expected to occur by the end of the year. We are also fortunate that Steve has agreed to serve as a consultant after his retirement so that we can continue to benefit from his knowledge and experience.”

Mr. Smith reflected, “My years with Greater Bay Bancorp and Cupertino National Bancorp have been extremely rewarding. This organization is comprised of many talented individuals with whom I have been honored to be associated and I am confident that the high standards that are at the core of the Company’s financial reporting system will endure. I look forward to my continued role as a consultant to the Company and I thank David, the Board and the many fine employees of Greater Bay Bancorp for their support over the years.”

The Company also reported that it expects earnings per share for the third quarter of 2003 to be in the range of $0.38 to $0.39. The Company continues to believe that net charge-offs will be in line with its previous guidance of 60 basis points to 70 basis points for 2003.

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding future operating results, net interest margin, net loan charge-offs, asset quality, level of loan loss reserves, growth in loans and deposits, and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company’s results of operations, the Company’s ability to maintain its net interest spread, and the quality of the Company’s earning assets; (2) any difficulties that may be encountered in integrating newly acquired businesses and in realizing operating efficiencies; (3) government regulation; and (4) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

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